UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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of the Securities Exchange Act of 1934

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MILLIPORE CORPORATION
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MERCK KGaA
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Filed by: Merck KGaA
Pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: Millipore Corporation
Commission File No. 001-09781

The following materials are available to shareholders of Millipore Corporation in connection with the previously announced transaction between Millipore Corporation and Merck KGaA on the transaction website hosted by Merck KGaA located at  http://w3.cantos.com/10/merck/:

1) Audio Webcast: Conference Call for European Analysts and Investors - March 1, 2010, 9 a.m. CET (Transcript of Website Provided Here)

2) Audio Webcast: Conference Call for US Analysts and Investors - March 1, 2010, 8:30 a.m. EST (Transcript of Website Provided Here)

3) Deal Fact Sheet

4) Investor Presentation

Merck KGaA – Merck/Millipore Conference

Company:	Merck KGaA
Conference Title:	Merck/Millipore Conference
Presenters:	Dr. Karl-Ludwig Kley, Dr. Michael Becker
Date:	Monday 1st March 2010 – 09h00 CET

Dr. Markus Launer: Good morning ladies and gentlemen to our conference call Merck acquires Millipore, investing into Life Science, transforming Merck’s Chemical business. I want to remind you that there’s a second call today at 2.30 p.m. Please take note that there’s a different dial-in code. Let me remind you first on our disclaimer regarding forward-looking statements. I hope you all received our press release, our fact sheet and the presentation charts by email.

With me today is Dr. Karl-Ludwig Kley, General Partner and Chairman of the Executive Board; and Dr. Michael Becker calling in from New York, General Partner and Member of the Executive Board as well; and our Chief Financial Officer.

I would like to hand over now to Dr. Karl-Ludwig Kley. Please go ahead.

Dr. Karl-Ludwig Kley: Good morning everybody. I would like to walk you through the highlights of the transaction and some of the strategic elements and then pass on to Michael for the financials. I will start right away with page 4. By joining forces with Millipore we will create a €2.1 billion world class partner for the Life Science sector. It will have a significant scale in the high growth bio businesses. It will have a comprehensive product offering with cutting edge technologies. Our global presence will be extended enormously, I would in particular mention the US which in the past has been one of the weak points of our chemical business; and as we did with Serono we will create a powerful innovation platform based on the two companies’ broad R&D capacities. This acquisition which is of very significant value for shareholders of both Millipore and of Merck and this is fully in line with the Merck acquisition strategy.

Turning to the next page, the transaction details. The highlights I would like to point out. We have entered into a definitive agreement with Millipore to acquire all outstanding shares of

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common stock of Millipore for $107 per share. This equals a total transaction value including debt of approximately $7.2 billion. This offer values Millipore at 15.1 2010 expected EBITDA and 12.5 2010 expected EBITDA if you include steady state synergies of $100 million. We will fund the acquisition for available cash and a term loan.

The transaction is structured as a share exchange so our agreement will now have to be approved by Millipore’s shareholders at a special shareholders’ meeting. Once we have received the approval of the shareholders and fulfilled all other closing conditions, all outstanding shares will be exchanged for rights to receive the agreed cash payment. In this context I would like to mention that due to the fact that the two businesses are highly complementary we expect the transaction will clear regulatory review and therefore we anticipate closing the transaction in the second half of 2010.

I do not think that I have to introduce Millipore to this knowledgeable audience so I will just jump over page 6 and move directly to page 7. It explains there why the transaction is fully in lien with our acquisition strategy. A focus on high margin specialty products in growth markets is one of the elements which we also have outlined. Millipore undoubtedly has a strong position in bioscience research and biopharmaceutical manufacturing.  It is also concentrating on innovation. It expands our geographical reach and in particular strengthens our presence in the US.

With the acquisition we can capitalise on our strong expertise in the pharma and biopharma sectors and add a valuable piece to the chemical business without leaving the areas of our core competence. We have always said we would like to have a somehow balanced business portfolio. This adds $1.7 billion to our chemical business and contributes to the balance.

Millipore on page 9 has two divisions, Bioscience and Bioprocess.  Bioprocess division sales products for pharma and biopharma companies to develop and optimise manufacturing processes and ensure drug quality. These products range from cell culture media supplements to process monitoring tools, titration consumables and devices. The Bioscience division offers products, technologies and services to improve laboratory productivity and workflows for Life Science research including for example molecular biologic tools for purifying, preparing or screening biological samples.

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The company has a consistent record of profitable growth which is illustrated on page 10.

How will the transaction transform Merck Chemicals? I’d like to ask you to have a look at page number 11. So we have on the one side Millipore with its two divisions, Bioscience and Bioprocess with revenues of €1.2 billion in this case in 2009; and on the other side the Laboratory business and Life Science Solution businesses of Merck which have reported turnover of €0.9 billion in 2009. These two businesses will form the new Merck Millipore. The Liquid Crystals business of course stays core and a growth driver for our business as we go forward as it does continue to contribute substantial margins to our business. This business as well as the pigments and the cosmetic and performance products from the old Life Science Solutions will be run separately from Merck Millipore.

It’s all about high growth businesses and together Merck and Millipore will have the necessary scale to exploit growth opportunities in three key market segments which are illustrated on page 12. Bioscience projected market segment growth of 6-12%; lab business with 2-6% growth potential; and pharma and biotech production with 4-8%. I learned that I should mention that this is no guidance either for the market segment or for the businesses. That’s an estimate which was based on strategic planning and reviewing the possible acquisition.

Research customers will have a wider and better offering. In Bioscience we will reach for the first time critical mass with the broader combined product portfolio and a strong specialised sales force for these customers. If you look at these numbers you will see that Merck has only €77 million in that area while Millipore contributes €310 million. For lab customers we will complement our existing portfolio with Millipore’s external position in lab water purification technologies and continue to pursue our offering. Production customers will benefit from a highly complimentary product offering for both pharma and biotech.

With this we are really able to cover the whole value chain for pharma and biopharma customers. We have called this beyond chemicals but of course materials remains a very, very strong part of this offering. On page 13 we have outlined the two different value chains and explained in the different colours which part of the value chain is contributed by Merck and which by Millipore. On the left side of the chart you get an idea of the product and services that

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the new Merck-Millipore will offer ranging from bioscience kits and reagents, lab instruments and consumables to chromatography, media and pharma raw materials so this will broaden our footprint in labs around the world by combining Millipore’s state of the art lab portal solutions and high end chemicals; and on the biopharma side offering integrated solutions for their customers.

I will jump over page 14 which gives us some examples. I will shortly refer to page 15. Millipore has a strong footprint in all three areas: Americas, Europe and Asia Pacific. It’s extremely important other than being a strong player in Japan and having critical mass in India and China and giving us critical mass in the Chemical business with their strong US presence which really gives us a foothold which we have long aspired to have.

We will also improve our distribution capabilities. The Bioscience business will benefit from Millipore’s strong ecommerce platform and the larger sales force putting the two teams together will lead to greater customer proximity. This increased scale allows a higher share of direct sales to customers.

We are also increasing our R&D footprint on page 17. Merck-Millipore becomes a powerful innovation platform combining the R&D budgets of two companies, we are on a clear number 3 scale in that business and in that competitive market which will give us a distinct competitive advantage towards other players.

With this I would like to close on the strategic part and hand over to Michael to give you from the US the financials and the technicalities of the deal. Thank you.

Dr. Michael Becker: Good morning, this is Michael Becker joining from New York. Let me start with a rather technical remark and that is footnote 1 on page 18 where we refer to the exchange rate of euro to US dollar of $1.39. This $1.39 is the average exchange rate of 2009. When we refer to Millipore figures we use this exchange rate. When we refer to the transaction which took place yesterday we use yesterday’s exchange rate of $1.36. It’s not a big difference but just to explain why we use two difference exchange rates.

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So I repeat commenting on page 18 that the transaction will create significant value for shareholders, both of Millipore and those of Merck. The acquisition is accretive to core EPS right away which is an important aspect for our acquisition culture. 2009 over product sales of the combined group amounted to €8.9 billion on a pro forma basis with earnings per share of €4.87, an increase of 10% compared with Merck standalone. We expect annual cost synergies of around $100 million or €75 million to be fully realised within three years.

In the pie chart on the right side you will see how this transaction will improve our overall business profiles. In terms of sales the Chemicals part of our business will be significantly strengthened with Merck-Millipore accounting for 23%, Liquid Crystals and Pigments accounting for 12% and Pharma for 65%. Synergies only consist of cost synergies and cost of goods and SG&A and are steady state synergies accruing from three years onwards and they include any one-time costs. Our core EPS includes acquisition related costs and exceptionals. Core EPS combined includes synergies and financing costs assuming closing on 1st July 2010.

Let me move on to page 19. The transaction will as already mentioned at the beginning be funded through a valuable cash and a term loan. We had as you know some issuance won bond earlier last year of 750 million and we also tested the private placement market where we could draw about 200 million so we have already some cash available. The term loan that I mentioned is provided by Bank of America Merrill Lynch, BNP Paribas and Commerzbank. To replace part of the facility we plan to issue bonds in the very near future. I’d like also to point out that just like pre-acquisition this transaction will not affect our commitment in retaining a solid investment grade rating and therefore we intend to fast de-leverage in order to achieve that.

I will move on now to page 21 where I would like to explain how we see the integration. Of course the integration is still a bit away but in considering the acquisition and determining the strategic goals the integration is of course a very important aspect and we need to look a bit ahead in this respect. As I already mentioned the acquisition is not about exploiting cost synergies but about the two world class teams joining forces. We know Millipore for many years of working together in the same industry. We have great respect for what Millipore stands for, its visions, its innovative spirit, its people and management team and its culture. In order to ensure a seamless integration of the two businesses we plan to build on Millipore’s talented workforce and retain its senior management. We also plan to maintain Millipore’s

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headquarters in Billerica and to combine it with Merck’s existing US Chemicals headquarters. All this reflects what we call the best of both worlds, approaching the integration of two business operations under this title. We are of course aware that there’s no such thing like two companies having the same culture and as in the case of Serono I expect that we will get over the financial aspect of integration very quickly and that we will work hard and achieve this combination where we can maintain both cultures and as the title says the best of both cultures, also enabling the two workforces to recognise their specific culture in the merged entity.

In the integration phase Merck would build on its successful acquisition and integration track record. We have successfully integrated not only companies whose business models and corporate cultures are similar to Merck’s but also companies that are quite different like in the case of Serono as I mentioned. By playing this best of both worlds integration approach across all operating business functions, our century old family owned business was smoothly and quickly combined with the biotech company Serono.

We also expect integration to be seamless from a customer’s point of view. The Millipore brand will be kept and re-used alongside the Merck brand as we strongly believe that Millipore is a powerful, well established brand that we want to leverage to the full extent. We are committed to the Billerica region and will build on our investments in that region.

With this I already come to the summary that is on page 22. Today Merck and Millipore have executed the share exchange agreement. For completion of the acquisition Millipore shareholders will have to approve the transaction with a two thirds majority. For that Millipore will call a special shareholders’ meeting. Subsequent to the approval by Millipore’s shareholders and as soon as the other closing conditions such as anti-trust clearance have been fulfilled, all outstanding shares of Millipore common stock will be exchanged for the right to receive the agreed cash payment. We expect this to take place as mentioned in the second half of 2010.

The last page is a summary on page 23. Today’s transaction presents a compelling investment opportunity to unlock value in Merck Chemicals. It will add high margin specialty products with an attractive growth profile. It will create a €2.1 billion world class partner for the Life Science Sector. It will generate significant value for shareholders and it will be fully in line with Merck’s acquisition criteria.

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At this point let me thank you very much and pass back to Markus to open the Q&A session.

Dr. Markus Launer: Ladies and gentlemen we are now having the Q&A session.

Operator: Thank you sir.  Ladies and gentlemen, today’s question and answer session will be conducted electronically. If you would like to ask a question please press *1 on your telephone keypad.  Please ensure your mute function is switched off to allow your signal to reach our equipment. We will take questions in the order received and we will take as many as time permits. If you find your question has been answered you may remove yourself from the queue by pressing *2. Again please press *1 to ask a question. We will pause for just a moment to assemble the queue.

We will take our first question today from Matthew Weston with Credit Suisse.  Please go ahead.

Matthew Weston: Good morning gentlemen and thank you for the call. A number of questions if I may. Firstly you make a statement in the press release regarding a definitive deal to acquire Millipore suggesting there may be some conditions between you and the company regarding other bidders entering the frame, obviously there have been rumours of other bidders in the past. Can you walk us through any poison pills or penalties which need to be paid if the transaction fails to close? Also you refer to the Serono deal and how successfully you managed to integrate that. One other element of Serono was that you subsequently refinanced their debt and loan using equity. Do you believe that there is a chance you will use equity in this case to refinance the debt for Millipore? You also made a comment that you would try and repay the debt rapidly. Given the concerns around your dividend policy with the Q4 results last week can you set out how the transaction impacts your dividend policy going forward? Then finally a much bigger strategic question. So Millipore gets 60% of its revenue by working for the biopharmaceutical industry being actively involved in their manufacturing, understanding how that works and helping them rationalise those processes. Do you feel that there is any risk that given a key strategic supplier for the biopharmaceutical industry has now been acquired by another drug company that you will see some of Millipore’s customers go elsewhere for

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purification technology because they don’t want you to understand how they do things which you could them exploit within your pharmaceutical division?

Dr. Karl-Ludwig Kley: Let me answer the last question first and then I would ask Michael to answer the three first questions. The answer is clearly no, costs, we have analysed carefully the situation, also today we are in a number of cases already supplier to the pharmaceutical industry and this general issue has been posted to us also in the past and we have no single case in which this created a problem for our chemical business and I can assure you that it will also not in the future. The competitive area for the pharmaceutical companies vests largely in other areas than the one that we are addressing here with MerckMillipore. With this I would like to pass on to Michael.

Dr. Michael Becker: Ok, thank you. Your first question related to the definitive deal and the question was about the break-up fee I think. This deal has the normal closing conditions. The most important is of course the anti-trust aspect and it has of course a break-up fee and Millipore will file its 8-K in the near future and there will be the details. The break-up fee is high enough to in the case, in the unlikely case that something happens to cover our costs, it’s a couple of hundred million dollars. The question that we have next is similarity to the Serono situation by way of an increase in equity. As much as similarities we want to see in this acquisition there are a couple of differences in the deal Serono and Millipore. Serono was twice as much and we saw very dark clouds on the horizon with the financial crisis and we were hurrying to secure funds to refinance the deal. We had decided to sell the generics business but that we anticipated took some time and we weren’t so sure that we were fast enough to get secure funds, so after the sale of generics many people thought was the equity increase really necessary? So we have a different situation here. We have a bond market that is intact. We have some cash already available. We have a guaranteed finance for at least three years with the bridge loan and although equity under certain circumstances is always an option at the moment we do not plan any equity issuance to refinance that deal. The rapid repay I think will be guaranteed by our free cash flow and the combined free cash flow and we intend to use the free cash flow for repaying the loans. You made a reference to the recently reduced dividend. One of the reasons for the reduction was of course the result development over the last two years but I also mentioned at the conference call commenting on our year end results that we need also to look at a protection of our free cash flow, of our ability to use the free cash flow

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and what I had in mind at that point but didn’t further dwell on was we need to protect the free cash flow to repay our debt following this acquisition. So with this I will hand back to the operator.

Operator: Thank you sir. We’ll take our next question today from Sachin Jain with Merrill Lynch. Please go ahead.

Sachin Jain: Good morning, Sachin Jain from Merrill Lynch, a few questions please. Firstly could you clarify the financing rate on your bridge loan and what you expect in your EPS calculation, accretion dilution calculation for financing rate on the bonds? Secondly you have described the deal as adding significant shareholder value. I wonder if you can just comment on when you expect the return on invested capital of the deal to cross the company’s WACC? Thirdly just to clarify management team retention, can you just outline who will be heading Merck-Millipore and how many of the senior management team at Millipore you’ve managed to retain? Final question, cash restructuring charges this year please. Thank you.

Dr. Karl-Ludwig Kley: I will take up question number three, the retention issue. I would kindly ask you to understand that within hours, very few hours that we have after signing the deal, of course we can’t go and make definitive statements. We have a broader story to that. We have discussed with the management, with the CEO and outlined yesterday also on a call that we would be very happy if the current management team would continue to serve for the combined entity and I will be going to the US later today to discuss then in person with the management team what our basic ideas would be and I very, very much hope that the team finds these proposals and the concept attractive and will join the combined team to lead the company forward. Michael?

Dr. Michael Becker: Coming to finance first, this is a very complex finance deal, the so-called bridge loan, so the initial financing. We have three parts of it with different terms and of course since this is in the first place only a frame we intend to replace a lot of this bridge with other finance, namely bonds before it is paid out and this is reflected in the very complex conditions. They are different conditions relating to the amount that we refinance very quickly and the syndication and so on. Please understand that we can’t go into any detail of this but I can assure you that we managed to negotiate very favourable conditions as is the history at Merck. The return on

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investment, the return on investment exceeds our weighted average cost of capital right away but at this moment please understand that we can’t comment on any details on the return on investment compared with our WACC.

Sachin Jain: Cash restructuring charges?

Dr. Michael Becker: The restructuring charges for?

Sachin Jain: Just cash restructuring charges for the deal for this year.

Dr. Michael Becker: Can you please explain what you mean by that?

Sachin Jain: Are there any restructuring charges associated with the deal this year?

Dr. Michael Becker: You mean in conjunction with the integration?

Sachin Jain: Correct.

Dr. Michael Becker: We have calculated a usual sort of peer experience on one-offs in connection with the integration which is roughly 1.5 times synergies. Maybe less than half of this will occur this year.

Operator: Your next question today comes from Richard Vosser with JP Morgan. Please go ahead.

Richard Vosser: Hi, it’s Richard Vosser from JP Morgan Cazenove. A couple of questions please. Following on from Sachin’s question, could you give us an idea of the timing of the synergies, so how much in 2009 building to the €75 million three years out? Second question is just wondering how you’re going to report the divisions? It seems like you’re going to merge to have a Merck-Millipore. If that is the case then could you give us an idea of the EBIT from the Lab and Life Sciences business and the Pigments business to help us with our modelling going forward? Those profitabilities for 2009 will be very useful. Then just a question on potential revenue synergies. Could you talk about the potential for marketing Millipore products through Merck and vice versa, Merck’s products through Millipore through each of the businesses and give us

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an idea of what proportion of your laboratory products currently go direct to consumers versus through wholesalers? That would be very useful, thank you very much.

Dr. Michael Becker: Ok, the timing of the synergies. As I said and also Karl said we expect that we need three years to fully reach the synergy target, that is a conservative – as is the rule with Merck – conservative estimation. In the case of Serono we achieved that in two years and we will do everything to repeat this in this case and therefore since we have an ambitious target and early days it is not useful to really phase the synergy achievement in greater detail than we said before.

On the reporting side we had a very intensive due diligence and we believe that we have a good knowledge of the Millipore operations, but as we said we intend to fully integrate the senior management team of Millipore and how we build the divisions together beyond what Karl has already said and how this then will be reflected in our segment reporting, that will only be decided in the future together with the Millipore management. Karl, if you want to add anything to this from the operational side I was dwelling more on the segment reporting which isn’t decided yet, maybe I can hand over to you at this point.

Dr. Karl-Ludwig Kley: Yes, I think at the very moment we still have to define exactly how we will run the businesses. We will definitely continue to run it in different market segments as the cosmetic market is clearly different from the liquid crystal market, but give us some time to think it through and come up with an organisational design at a later stage. On the distribution, I am a strong believer in saying that not one size fits all. There are markets where you need a strong distributor, where you need strong distribution and where you can’t do much with direct distributions.  There are markets which are much more used and open to direct distribution where you can do much more. What we will have to do therefore is really go through country by country, market by market with Millipore in the integration discussion. In general it can be said that Millipore has a much higher share of direct distribution than we have, so there are certainly opportunities in some countries and some regions of the world to take out cost and to come to a much leaner and more direct distribution. On the other hand in a number of countries we do have a strong local organisation, I think for example in the Asian countries a strong local distributor network and it would be close to suicide to shift in those countries to direct distribution. So it depends very much on the specific markets how we move. In general I

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do see the chance for considerable sales synergies which at the moment of course we had to conservatively estimate at the beginning of the process, but as we will go through and decide country by country, customer by customer how to distribute the potential certainly we will see rather an uplift when being critical.

Dr. Markus Lerner: I hope this answers your question.

Richard Vosser: Thank you.

Operator: Thank you. We will take our next question today from Marietta Miemietz at Société Générale. Please go ahead.

Marietta Miemietz: Yes, good morning. A few more financial questions please. One is on the synergies.  Could you please just give us the split between actual cost saving versus cost avoidance? Also can you just run by us the purchase accounting, what is going to be the amortisation charge in particular? Do you actually intend to make any divestitures of some non-core businesses following this acquisition? I think in particular your OTC business is very much sub-scale, non-core and your competitors are emerging and willing to pay very high multiples for that, so could we expect to see something similar like the generics divestment after Serono? Also I’m not sure if you said that before, are you actually going to have to make any divestments off of the combined businesses to satisfy anti-trust criteria? Then I was just wondering in terms of your accretion analysis what tax rate you assumed for the combined entity? Should we just use a blend or are there going to be any synergies there? Just to be clear on the core EPS, so that is before amortisation and before any one-off costs but including the financing charge, right? My final question just relates to the situation with the rating agencies. I was just wondering if you could clarify a little bit more whether there could be any short term downgrades to your rating and basically how fast you need to de-leverage in order to maintain your investment grade rating? Thank you very much.

Dr. Michael Becker: Our synergy calculation is always only including cost saving and not cost avoidance. Cost avoidance is an upside, it’s difficult to define. It’s 100% cost saving, the $100 million. As to amortisation there will be a purchase price allocation, the two accounting departments need to sit together. It is simply impossible at the moment to estimate that. I can

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say one thing. The amortisation rate in the Millipore case will be significantly lower than in the Serono case. There will be a lot less allocation to intellectual property and a higher proportion to goodwill which is not amortised and we are confident that we will have no impairments on that goodwill. The question of divestment, again too early. We hear what you say about good prices being paid for OTC businesses but that is at the moment not an issue that we will decide in the next couple of weeks. The overlap, I’m coming to divestment in connection with anti-trust rules. The acquisition has very little overlap. We are complementary. We do not expect any divestment. We are confident in predicting that there will be no major divestments, maybe one or the other very small product, that’s difficult to say but by and large we would say no divestment that we see. As to the tax rate, Millipore has quite a good tax rate for a US based company, it’s in the low 20s and this is also linked to the special structure that the Millipore business has. The European Millipore business is financially governed from Ireland as do many US companies. We will probably not be able to maintain that to the same extent but as you have seen in our full year reports we are on our way to a very good tax rate and my assumption is that the blended tax rate between the two companies will in the ballpark area of what we saw with Merck in the recent past, so if you want a guidance for your model take 25% for a start. Your assumption on the EPS is correct. The EPS includes financing costs and excludes the depreciation and the one-offs. With the rating agencies I think if we take debt to the extent of about 5 billion or more then that will be a watch and we will have 1½ years to come back into the brackets and it depends on how we manage that in 1½ or maybe 2 years what the rating will be. We are confident and committed as I said and that is what I can say. We are committee to be safely in investment grade rating and I see no reason to doubt that we will achieve that.

Marietta Miemietz: Can you give us any number as to what you think your debt level has to come down to over a couple of years in order to maintain the rating? Would it have to go down to 2 billion, 3 billion?

Dr. Michael Becker: We have a feel how it could be but I think it would be impolite opposite the rating agencies to go out with it in advance. We have an appointment with the rating agency early next week. The rating agencies are also not taken by surprise by this move. We have informed them as we entered the process of this auction, so they are well aware I expect as we do always very good and successful discussions about the rating. We are committed as I said to

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investment grade rating. We have a strong balance sheet. We have a good cash flow generation. I think there is no need to worry with regard to our grade rating.

Marietta Miemietz: Thanks very much.

Operator: Thank you. We will move now to Mark Dainty with Citi. Please go ahead.

Mark Dainty: Thank you. Just one quick question, I think probably partially related to the comments you just made about the financing structure of Millipore, but did the tax relief on the interest payments on the debt, should we assume that maybe the US tax rate of close to 40% or would it really just be a blended tax rate of 25% that you would get the relief from those? Thanks very much.

Dr. Michael Becker: The tax rate and the effect of our finance costs on the tax rate, that’s a very justified question because we need to structure the acquisition in a way that we have the funds and the interest expense where we have income and we can’t do that at will, there must be a good reason for that and we must understand in more detail how over time we can integrate the Millipore structure into our structure. That may take some time as it took in the Serono case. We had at the beginning when we acquired Serono a lot of income and liquidity in Switzerland and not where the debt was but we restructured that in a pretty short time period. Our assumption and our preliminary planning, tax planning has resulted in a 100% deductibility of our interest payment and therefore there is no need at the moment to up the blended tax rate that I have mentioned in the sort of 25 or slightly higher because of non‐ deductibility or no tax shelter for our interest payment. That will be 100% tax deductible I am confident.

Mark Dainty: Thanks very much.

Operator: We will move now to Ulrich Huwald with MM Warburg. Please go ahead.

Ulrich Huwald: Yes, hello. Thanks, my questions were already answered regarding the finance assumptions of PPAs, thanks.

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Merck KGaA – Merck/Millipore Conference

Operator: Thank you. As a reminder ladies and gentlemen, if you’d like to ask a question please press *1 on your telephone keypad. If you find that your question has been answered you may remove yourself from the queue by pressing *2. We’ll move now to Vincent Meunier with Exane BNP Paribas. Please go ahead.

Vincent Meunier: Hello gentlemen, thank you for taking my question. A very simple one, can you please give us guidance for the sales growth and the operating margin for Millipore for 2010 and also can you please give us any impact on the group, on the Merck Group guidance for those two lines? Thank you.

Dr. Michael Becker: The Millipore growth rate for 2010 we will specify once we have sat together with the management team to come to a joint guidance and that goes also for the margins and perhaps some patience there is in order.

Vincent Meunier: Maybe a follow-up question on this. Do you consider that the 5% organic sales growth reported in 2009 for Millipore is something also achievable in the future and also regarding the margins, the margins have clearly improved in 2009 versus 2008 by approximately 0.8 percentage points. Do you think this trend or improvement is sustainable?

Dr. Michael Becker: Basically this would be a question for Karl to answer but I’m sure that we have the same opinion there. This is the day after signing and joint guidance will be given after closing.

Vincent Meunier: Ok, thank you.

Operator: Thank you. Our next question today comes from Lee Dunlop with JP Morgan. Please go ahead.

Lee Dunlop: Good morning gentlemen. I was just wondering if you could explain if you’ve had any shareholder views in regards to the offer on both sides of Merck and Millipore and to what extent could you just describe the process by which you agreed the final transaction?

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Dr. Karl-Ludwig Kley: We would ask for your understand that the process was a process which we were invited to join and we have no views neither on the process nor on the other participants which we would have to share at this stage in time. For us it’s important to have this agreement and to go forward. We have the chance and I should mention this to participate in a management presentation and do due diligence as probably obviously all the other participants in the process and this is how far the contact went before the deal was signed yesterday.

Lee Dunlop: Ok. In regards to shareholders, is it the first time they’re aware of the terms of the offer?

Dr. Michael Becker: Whose shareholders should be aware?

Lee Dunlop: Millipore’s shareholders. Is this the first time they’ve heard of $107?

Dr. Michael Becker: They are aware of it because we published that.

Lee Dunlop: I know. What I’m suggesting is was that price indicated to any shareholders before?

Dr. Michael Becker: No.

Lee Dunlop: Ok, alright. Thank you very much.

Operator: We will take our next question from Amit Roy with Nomura. Please go ahead.

Amit Roy: Hello, yes, Amit Roy from Nomura here. Just a question on the kind of future growth expectation of the revenue. There’s a couple of things going on in terms of NIH grants for biologic research in the US because they’re a potential source of revenue growth and of course follow-on biologics going forward. So my question is have you factored these into your assumptions when making the purchase or do these represent upside to your revenue assumptions going forward? Many thanks.

Dr. Karl-Ludwig Kley: There would be an upside.

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Amit Roy: Ok, thank you very much.

Operator: As a final reminder ladies and gentlemen if you would like to ask a question today please signal by pressing *1 on your telephone keypad. We’ll pause for just a moment to ensure you’ve all had time to signal for questions.

Ladies and gentlemen, as it appears we have no further questions at this time I’d like to hand the conference back over to your hosts for any additional or closing remarks.

Dr. Markus Launer: Ladies and gentlemen, thanks very much for listening in to this conference call. Thanks Dr. Kley, we thank Dr. Becker calling at three o’clock at night from New York. Dr. Becker will be on roadshow in the US, New York and Boston in the next three days and then afterwards in London and in Frankfurt. Mr. Schnee will be on the Cheuvreux Pharmaceutical Conference on March 18th so here shareholders have the chance to apply for one on one meetings. Our Investor Relations team and some guys from the corporate finance team are available for further questions for analysts.

I’d like to conclude this conference call. Thank you very much and hope to see you soon again.

Operator: Ladies and gentlemen, that will conclude today’s conference call. Thank you for your participation today, you may now disconnect.

The Information in this document may contain “forward-looking statements”. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future businesses of Merck KGaA (Merck) and Millipore Corporation (Millipore) resulting from and following the proposed acquisition. These statements are based on the current expectations of Merck and Millipore and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to the fulfillment of certain closing conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces. Merck and Millipore do not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Millipore by Merck.  In connection with the proposed acquisition, Merck and Millipore intend to file relevant materials with the SEC, including Millipore's proxy statement on Schedule 14A.

INVESTORS AND SECURITYHOLDERS OF MILLIPORE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING MILLIPORE'S PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION.

Investors and security holders will be able to obtain all such documents, when they become available, free of charge through the website maintained by the SEC at www.sec.gov, or by directing a request to Joshua S. Young, Director of Investor Relations for Millipore at +1-978-715-1527. Such documents are not currently available.

Merck and certain of its directors and executive officers and other persons, and Millipore and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Millipore common stock in respect of the proposed acquisition.  Information regarding such persons and a description of their interests in the transaction will be contained in the proxy statement when it is filed.

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Company:	Merck KGaA
Conference Title:	Merck Acquires Millipore Conference
Presenters:	Dr. Karl-Ludwig Kley, Dr. Michael Becker
Date:	Monday 1st March 2010 – 14h30 CET

Operator: Good day and welcome to the Merck Acquires Millipore Conference Call.  Today’s conference is being recorded. At this time I would like to hand the conference over to Dr. Markus Launer. Please go ahead sir.

Dr. Markus Launer: Good morning ladies and gentlemen in the United States, good afternoon in Germany. This is our second conference call regarding Merck acquiring Millipore, investing into Life Sciences, transforming Merck’s Chemical business. I hope you all received the presentation, the fact sheets and the other material that we have sent out to you. Let me remind you on our disclaimer regarding our forward-looking statements. With me today is Dr. Karl-Ludwig Kley, General Partner and Chairman of the Executive Board; and from New York Dr. Michael Becker, General Partner and Member of the Executive Committee and our Chief Financial Officer.

I would like to hand you over to Dr. Kley. Please go ahead sir.

Dr. Karl-Ludwig Kley: Good morning everybody. I’m very delighted to talk to you today and to announce another milestone in the history and in the transformation of our company towards the new developing industries and towards a new area for Merck. Yesterday as you know we signed an agreement to acquire Millipore, the leading provider of technologies, tools and services for the Global Life Science industry based in Billerica in the US.

Together with Michael Becker I would like to present to you the highlights of the transaction, give you an overview of the business, the strategic rationale and we will also walk you through the impact that the acquisition will have on Merck. I presume that all of you are very familiar with the business model and the business itself and the numbers of Millipore so I will be very short on that part and rather focused on the Merck side.

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So why are we talking about an investment opportunity to unlock value in Merck’s Chemical business? By joining forces we will create more than €2 billion world class partner for the Life Science sector. We would reach significant scale in the high growth areas of Bioscience and Bioproduction. We would offer a very comprehensive product portfolio and cutting edge technologies for the pharma customers and the biopharma customers. We would increase our global presence, enhance our distribution capabilities and create a very powerful innovation platform which is based on both companies’ broad R&D capacities. We believe that the acquisition will generate significant value for shareholders of both companies, for Millipore’s and Merck’s and it is fully in line with our acquisition strategy.

The transaction details are outlined on page number 5. We have entered into a definite agreement with Millipore to acquire all outstanding shares of common stock at $107 per share. This equals a total transaction value including net debt of approximately $7.2 billion. The offer values Millipore at 15.1 2010 expected EBITDA and at 12.5 times 2010 expected EBITDA if you would include the steady state synergies of $100 million.

We will fund the acquisition though available cash and a term loan. The transaction is structured as a share exchange, so our agreement now has to be approved by Millipore shareholders at a special shareholders’ meeting. Once we have received approval and once we have fulfilled all other closing conditions namely anti-trust clearance, all outstanding shares will be exchanged for rights to receive the agreed cash payment.

In this context I should mention that due to the fact that the two businesses are highly complimentary we expect that the transaction will clear regulatory review. Based on that we anticipate closing the transaction in the second half of 2010.

I don’t have to introduce Millipore to you I believe, so we have some numbers on page 6 but I would immediately like to move on to page 7. The transaction is fully in line with our acquisition strategy which we outlined in 2007 and where the first piece we acquired Serono. We have a focus on high margin specialty products in growth markets. We are concentrating on innovative businesses. Both conditions are met by Millipore. We would like to expand our geographical reach particularly our presence in the US. Of utmost importance to us is the US being the

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biggest, most important market for both pharmaceuticals and chemicals. We would like when doing acquisitions to capitalise on our expertise and our competencies – both conditions are also met by Millipore. Finally we would like to keep a balanced business portfolio, pharmaceuticals and chemicals as we go forward. Balanced is a not a mathematical balance but it’s a balance in terms of critical mass, in terms of market penetration and of business model and I think we achieved that at the Millipore acquisition as well.

Page 9 outlines the Millipore business overview, business process and the Bioscience division. I would assume that all of you are familiar with that business and the different products within those business segments.

On page 10 we have noted down the track record of Millipore which speaks a language in itself, so how does this fit to Merck on page 11? Millipore adds €1.2 billion now and comprises the Bioscience and Bioprocess division. Merck in turn will contribute the Laboratory business and the Life Science Solution business as a major part of it and both would form the new Merck-Millipore with pro forma ’09 sales of €2.1 billion. Part of the Life Science Solution business, for example the cosmetics products or the performance products are not under scope. Pigments will also not be under the scope of the new organisation and of course our highly profitable and strong liquid crystal business which will continue to be one of the major drivers of our business success is also not part of Merck-Millipore.

The new company would be in two high growth market segments, research customers and production customers. In research customers we do have the Bioscience customers where Millipore would add 310 million of sales and we would add roughly 80 million. The market segment which we estimate to grow around 6-10% over the next years. To the left customers, Merck is adding the major part of it but here of course we haven Millipore’s excellent position namely in lab water purification technologies which will help us to extend our footprint in that market. Production customers would benefit from a complementary product offering for both pharma and biotech production. Here we estimate growth rates of 4-8%. For regulatory reasons I am required to give a disclaimer that this is no guidance neither from the market segment or the businesses. This is a market estimate drawn from various research reports.

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Page 13 tells you how these things fit together and the different elements fit together and the charming element of it is that we can really represent the value chains in Biopharma and in pharma, from bio discovery to formulation and from pharma research to formulation with solutions for the Biopharma business and a strong product offering also to the pharma customers. On the left side you see the various kits, consumer instruments which would be part of our product offering, so this is really a strong footprint which we can take in both areas and which will allow us to grow the business.

In terms of geographic reach I was talking already about the US but we will of course strengthen our profile in Europe and Asia Pacific. In each of those regions we will be able to more than double today’s business in this sector so the combination to become a stronger partner to our customers all across the world and for me personally most important are the critical mass which we gain in India, China and which we can also add to the Japanese franchise.

Distribution will be another element. The Bioscience business will certainly benefit from Millipore’s ecommerce platform which also can help to simplify processes for our customers while therefore the other businesses, the larger combined global sales force and the stronger specialty sales force can increase customer proximity.

R&D will be one of the cornerstones of the new business model. On page 16 we have pro forma added up the Merck and the Millipore R&D spending.  Innovation will be key to the future business success. We would like to be partner for the customers in finding and developing new solutions, new products and therefore combining the R&D budgets of the two companies will be a major driver of future growth.

With this I would like to end this strategic rationale and pass on to Michael to continue with the impact on Merck and the financing. Thank you.

Dr. Michael Becker: Thank you Karl and good afternoon or good morning. I’m starting on page 18 which gives me an opportunity to explain two different exchange rates that we use in the presentation. We have described the business figure wise in a pro forma calculation and for this pro forma calculation we use the 2009 average exchange rate of $1.39. For the transaction we use the actual exchange rate of $1.36, so on page 18 as I said we have a pro forma value

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creation calculation which proves in our opinion that the transaction will create significant value for shareholders. The acquisition is accretive to core EPS right away. 2009 overall product sales of the combined group amounted to €8.9 billion on the pro forma basis with earnings per share of €4.87, an increase of 10% compared with Merck standalone. We expect annual cost synergies of around $100 million or €75 million and they will be fully realised within three years from now.

On the pie chart on the right side you see how this transaction will improve our overall business profile. In terms of sales the chemicals part of our business will be significantly strengthened with Merck-Millipore accounting for 23%, Liquid Crystals and Pigments accounting for 12% and pharma 65%, so the balance between the two sectors, Pharmaceuticals on the one side, Chemicals and Life Science on the other side is more on an even keel.

Synergies only consist of cost synergies so we have no revenue synergies built into our calculation and when we talk about cost synergies then we refer to the cost of goods sold and the SG&A and we refer to savings, not to cost avoidance and we are steady state synergies accruing from three years onwards including any one-time costs.

Core EPS excludes acquisition related costs and exceptionals. Core EPS combined includes synergies and financing costs assuming a closing at 1st January 2009 which is of course consistent with the fact that we use a pro forma calculation for 2009 and we do this to avoid any misunderstanding that we might want to guide the development of either business in 2010.

I will come to the next slide on page 19 with the details on financing. As already mentioned at the beginning the acquisition will be funded through available cash and a term loan. The term loan will be in three tranches with different lengths, one year, two years, three years and the term loan was provided by Bank of America Merrill Lynch, BNP Paribas and Commerzbank to replace part of the facility and I would like to add a big part of the facility, we plan to issue bonds and we will start with that right after finishing this exercise that we are involved in now.

I’d also like to point out that like prior acquisitions this transaction will not affect our commitment to retain solid investment grade rating, therefore we expect a speedy deleverage-to guarantee that intention and commitment.

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A bit on integration. The integration of course is still a bit down the road but it is a very important aspect for us because this is a complementary acquisition and not a synergy acquisition although we will lift the synergies that we will find – and I repeat that was $100 million. Our integration principles are what we call the best of both worlds. We know Millipore for many years of working together in the same industry and also exploring possibilities to work together. We have great respect for what Millipore stands for, for its vision, its innovative spirit, its people and management and its culture. In order to ensure seamless integration of the two businesses we plan to build on Millipore’s workforce and retain its senior management. We also plan to maintain Millipore’s headquarters in Billerica and combine it with Merck’s existing US Chemicals headquarters. All this reflects what we call best of both worlds for integrating these two businesses.

In the integration phase Merck would build on its successful acquisition and integration track record. We successfully integrated not only companies whose business models and corporate cultures are similar to Merck’s but also companies that are quite different like in the case of Serono. By applying the best of both worlds integration approach across all operations and business functions, our century old family owned business was smoothly and quickly combined with the biotech company Serono.

We also expect the integration to be seamless from a customer’s point of view. The Millipore brand will be kept and used alongside the Merck brand as we strongly believe that Millipore is a powerful and well established brand that we want to leverage to the full. We are committed to the Billerica region and will build on our investment in that area.

On the next page 22 where there is an illustrative picture for the share exchange. Today Merck will have executed the share exchange agreement as already mentioned. For completing the acquisition Millipore shareholders will have to approve the transaction with a two thirds majority. For that Millipore will call a special shareholders’ meeting subsequent to the approval by Millipore shareholders as soon as the other closing conditions such as anti-trust clearance have been fulfilled, all outstanding shares of Millipore common stock will be exchanged for the right to receive the agreed cash payments.

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I’m already nearing the end and would like to repeat what we tried to get across with this presentation.  Today’s transaction presents a compelling investment opportunity to unlock value in Merck Chemicals. It will add high margin specialist products with an attractive growth profile. It will create a €2.1 billion world class partner for the Life Science sector and it will generate significant value for shareholders and it will be fully in line with our acquisition criteria.

Thank you very much and I’ll hand now back to Markus.

Dr. Markus Launer: Thank you very much Michael. I suggest that we now go ahead with the question and answer session.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question please press *1 on your telephone keypad. Please ensure the mute function on your telephone is switched off to allow your signal to reach our equipment. If you find that your question has been answered you may remove yourself from the queue by pressing *2. Again please press *1 to ask a question. We will pause for just a moment to allow everyone to signal for questions.

We’ll take the first question from Sachin Shah from Capstone. Please go ahead.

Sachin Shah: Hi, good morning or good afternoon, thanks for taking my call. Just a clarification on the regulatory approvals. When did you say you expect a close of the merger, acquisition?

Dr. Karl-Ludwig Kley: We expect to close in the second half of 2010.

Sachin Shah: Ok. Any kind of clarification on the timeframe or narrowing of the timeframe?

Dr. Karl-Ludwig Kley: No. This is the timeframe and the critical part is the anti-trust regulation and it’s very difficult to predict the speed of these authorities on both sides of the ocean.

Sachin Shah: Ok. Any indication what approvals are kind of needed? Are you going to need EC approval?

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Dr. Karl-Ludwig Kley: Yes. EC approval and anti-trust approval in the States.

Sachin Shah: Ok. As far as financing is concerned, is that going to be an issue as far as completing the deal in your opinion?

Dr. Karl-Ludwig Kley: No it’s not.

Sachin Shah: Ok. Thank you very much, have a good day.

Operator: The next question comes from Mark Dainty from Citigroup. Please go ahead.

Mark Dainty: Thank you, just a quick question. On top of the synergies you’ve indicated of $100 million, is there any cost benefit to be derived in the pharma division from I guess it’s vertical integration, so sourcing suppliers from Millipore which will become your own company or removing purchases you make to competitors of Millipore?

Dr. Karl-Ludwig Kley: These are two businesses, as you know we are a hybrid company and the business model there is not built on generating synergies between the two businesses, so nothing in our calculations in the model is built in and frankly speaking I do not see this happening at the very moment, but in the long term with the changing of business models new opportunities might arise on a different agenda but it’s not built in into that transaction.

Mark Dainty: Ok, thanks.

Operator: The next question comes from Nick Turner from Mirabaud Securities. Please go ahead.

Nick Turner: Hi, thanks. I wonder if you could give me some idea of what percentage of sales of the new company will come from academia and also what percentage of sales do you anticipate you will generate in India and China immediately after the merger? Then also could you give me some indication of what you expect the integration costs to be?

Dr. Michael Becker: The sales percentage of academia, I don’t have at present but if you call our colleagues from investor relations they will give it to you. The same goes for the precise number

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for India and China. The cost for the integration, we have applied the usual industry benchmark of 1½ times synergies.

Nick Turner: Thank you.

Dr. Markus Launer: If you want to call me later I hope you find my phone number on the press release.

Nick Turner: Yes, I will do.

Operator: The next question comes from Judy Delgado from Alpine Associates.

Judy Delgado: Yes, good morning. We understand that Merck plans to pay for the deal with cash on hand and loans from certain banks. Is the bond sale to replace some of that bank financing going to happen prior to the deal completion?

Dr. Michael Becker: Yes, as I said we are going to prepare the bond issue as soon as we have this exercise behind us. We think it is important that we take as little out of the line that we have agreed now as possible and have as much bond money, debt capital market money as possible in the early stages. Don’t forget that the so-called term loan that we have now is only a line and the fewer use of the line, the more secure the finances.

Judy Delgado: Ok. On another note we understand that this is a very complex merger due to its size on the regulatory front but is it the company’s opinion that perhaps this is really a complementary transaction and perhaps we shouldn’t see any real material delay to those reviews?

Dr. Michael Becker: Very difficult to estimate. We haven’t been in touch with anti-trust authorities up front because we don’t expect major hurdles but as far as the timeline is concerned we can only comment on that once we have spoken to the authorities.

Judy Delgado: Ok, thank you.

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Operator: Again ladies and gentlemen as a reminder to ask a question today please press *1. We will now take our next question from Neel Gupta from HBK Investments.

Nikos Panagiotopoulos: Hi, this is Nikos Panagiotopoulos for Neel Gupta. I was wondering if the area of your concern on the regulatory is the lab chemical business and whether you think that because of the small number or the small size of these markets, the authorities just like they did with a couple of competitors might be able to take a longer view. Is that an area of concern?

Dr. Michael Becker: I would like to repeat that we have no concerns whatsoever. The only problem is that we know what the standard time is and that is about 34 -months and we don’t know any aspect that should deviate from that, but we can’t be precise.

Nikos Panagiotopoulos: Thank you.

Operator: We’ll now take the next question from Holger Blum from Deutsche Bank.

Holger Blum: Yes, hi.  Holger Blum, Deutsche Bank. I just want to get some confirmation on the acquisition calculation.  Doing the math backwards and assuming that the tax rate of the combined group remains unchanged, that calculation yields something like just 4% of financing costs for this whole transaction. Is this right or do you get some EPS accretion due to some tax benefits and if so would that rate of just 4% financing costs be sustainable or can it be just explained by the significant amount of €2 billion net cash you had at year end on your balance sheet? Thank you.

Dr. Michael Becker: As far as the tax rate is concerned we are conservative as ever. Millipore has a quite attractive tax rate in the low 20s which in part is due to the tax structure the group has. All Europe is financed out of Ireland, that gives a good lever for a low tax rate. We think that a structure that we would have after integration, the tax rate of Millipore could increase but not dramatically. Our current estimation is a blended tax rate of just over 25% and the other assumptions that you made are correct.

Holger Blum: Ok, thank you.

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Operator: Again as a reminder to ask a question today please press *1. We will now take the next question from Dan Goldberg from RBC Capital Markets.

Dan Goldberg: Hi, thanks for taking my question. I’m not sure whether this was asked before but do we know how the Millipore convertible bond is going to be treated at this point in time? Are you planning that?

Dr. Michael Becker: We are going to refinance the convertible loan and it’s included in our refinancing calculation.

Dan Goldberg: The five and seven eights and the three and three quarters I guess will be refinanced?

Dr. Michael Becker: I think this will be redeemed by the holders and therefore we need to refinance it and we will give probably Millipore the according loan.

Dan Goldberg: Ok, very good. Thank you.

Dr. Michael Becker: Ok.

Operator: We will now take our next question from Todd Pulvino from CNH Partners. Please go ahead.

Todd Pulvino: Thank you, my question has been answered.

Dr. Karl-Ludwig Kley: Thanks, that was easy.

Operator: As a final reminder to ask a question today please press *1 on your telephone keypad.

Dr. Markus Launer: I would conclude today’s second conference call of Merck regarding the acquisition of Millipore.  Thank you very much for listening in. I want to remind you that Dr. Becker right now is in New York and he will be on roadshow in New York and Boston then followed by a trip to London and Frankfurt and our colleague Mr. Schnee, Head of Pharma will be at the Cheuvreux Conference on March 18th. If you want to sign up for one on ones, please

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go ahead, we’re looking forward to seeing you. If you have any further questions please do not hesitate to call us and again thank you so much and good evening or good afternoon wherever you are.

Operator: Thank you. That will conclude today’s conference call. Thank you for your participation ladies and gentlemen, you may now disconnect.

The Information in this document may contain “forward-looking statements”. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future businesses of Merck KGaA (Merck) and Millipore Corporation (Millipore) resulting from and following the proposed acquisition. These statements are based on the current expectations of Merck and Millipore and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to the fulfillment of certain closing conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces. Merck and Millipore do not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Millipore by Merck.  In connection with the proposed acquisition, Merck and Millipore intend to file relevant materials with the SEC, including Millipore's proxy statement on Schedule 14A.

INVESTORS AND SECURITYHOLDERS OF MILLIPORE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING MILLIPORE'S PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION.

Investors and security holders will be able to obtain all such documents, when they become available, free of charge through the website maintained by the SEC at www.sec.gov, or by directing a request to Joshua S. Young, Director of Investor Relations for Millipore at +1-978-715-1527. Such documents are not currently available.

Merck and certain of its directors and executive officers and other persons, and Millipore and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Millipore common stock in respect of the proposed acquisition.  Information regarding such persons and a description of their interests in the transaction will be contained in the proxy statement when it is filed.

Ref 4061532             Presenters: Dr. Karl-Ludwig Kley, Dr. Michael Becker
Page | 12

MERCK TO ACQUIRE MILLIPORE FOR $107 PER SHARE IN CASH

Companies
Ticker	Frankfurt Stock Exchange: MRK	NYSE: MIL
Description
Merck is the world’s oldest pharmaceutical and chemical company – its roots date back to 1668.

The Pharmaceuticals Business Sector comprises innovative prescription drugs as well as over-the-counter products. The Chemicals Business Sector offers specialty products for the electronics, printing, coatings, cosmetics, food, pharmaceutical and biotech industries.

The operational business is managed under the umbrella of Merck KGaA headquartered in Darmstadt (Germany). In the U.S. Merck is called EMD. Since 1917 the former U.S. subsidiary Merck & Co has been an independent company.

www.merck.de

Millipore is a Life Science leader providing cutting-edge technologies, tools and services for pharma and biotech companies as well as for academia to improve laboratory productivity and to develop and optimize manufacturing processes – founded in 1954.

Millipore offers an extensive range of products and services in: Life Sciences, Drug Discovery and Development, Lab Filtration, Lab Water, Upstream Bioprocessing, Downstream Bioprocessing and Process Monitoring.

Millipore is headquartered in Billerica, Massachusetts (USA).

www.millipore.com

Employees	Around 33,000	Around 6,000
2009 Revenue	€ 7.7 billion	US$ 1.7 billion (€ 1.2 billion)
Combined Company (pro forma 2009)	Group Revenues: € 8.9 billion Merck Millipore Revenues: € 2.1 billion (USD 2.9 billion)
Strategic Rationale
•  Contributes complementary high-margin specialty products with an attractive growth profile
•  Creates a € 2.1bn (USD 2.9bn) world class partner for the Life Science sector
–   Significant scale in high-growth bioscience and bioproduction segments
–   Comprehensive product offering and cutting-edge technologies for pharma and biopharma customers
–   Strong global presence and enhanced distribution capabilities
–   Combined R&D capabilities create powerful innovation platform
•  Generates significant value for shareholders
•  Fully in line with Merck's acquisition strategy

Transaction Terms	Offer	• Definitive agreement to acquire all outstanding Millipore shares for US$107 per share in cash, or a total transaction value (including net debt) of approximately US$ 7.2 billion
	Condition	• Closing subject to Millipore shareholder approval, antitrust clearance and other customary closing conditions • Closing expected in 2H 2010

MERCK TO ACQUIRE MILLIPORE FOR $107 PER SHARE IN CASH

Financing
•     The acquisition will be funded through available cash and a term loan provided by Bank of America Merrill Lynch, BNP Paribas and Commerzbank Aktiengesellschaft
•     Merck plans to replace part of the facility through the issuance of bonds. Merck is committed to retaining a solid investment-grade rating

Commitment to the U.S.	Millipore Integration
•     Merck to apply “best of both worlds” integration approach across all operating functions, similar to strategy used in successful Serono transaction
•     Merck plans to build on Millipore’s talented workforce and retain its senior management
•     Merck also plans to maintain Millipore’s headquarters in Billerica, Massachusetts and to combine it with Merck’s U.S. headquarters
•     Millipore’s well-recognized brand will be maintained
•     Commitment to invest in Millipore’s operations
•     Commitment to maintain and build upon Millipore’s and Merck’s existing community initiatives, corporate giving and sustainability programs

History
•     Merck has a century-long history as a responsible employer
•     Merck Serono today is rated one of the most desirable biopharma companies to work for in the U.S.
•     Merck is already an active participant and committed corporate citizen in business communities in and around the Boston area.
•     Merck operates in North America under the umbrella brand EMD, formed from the initials of Emanuel Merck, Darmstadt
•     Merck employs around 2,200 employees in North America
•     Merck generates around € 1.2 billion in revenue in North America in 2009
•     Approximately 15% of total revenues are generated in North America

The Information in this document may contain “forward-looking statements”. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future businesses of Merck KGaA (Merck) and Millipore Corporation (Millipore) resulting from and following the proposed acquisition. These statements are based on the current expectations of Merck and Millipore and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to the fulfillment of certain closing conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces. Merck and Millipore do not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Millipore by Merck.  In connection with the proposed acquisition, Merck and Millipore intend to file relevant materials with the SEC, including Millipore's proxy statement on Schedule 14A.

INVESTORS AND SECURITYHOLDERS OF MILLIPORE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING MILLIPORE'S PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION.

Investors and security holders will be able to obtain all such documents, when they become available, free of charge through the website maintained by the SEC at www.sec.gov, or by directing a request to Joshua S. Young, Director of Investor Relations for Millipore at +1-978-715-1527. Such documents are not currently available.

Merck and certain of its directors and executive officers and other persons, and Millipore and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Millipore common stock in respect of the proposed acquisition.  Information regarding such persons and a description of their interests in the transaction will be contained in the proxy statement when it is filed.

Investor Presentation, March 1, 2010

Acquisition of Millipore
Investing in Life Sciences – Transforming Merck’s Chemicals Business

Disclaimer

       Merck does not assume any responsibility with respect to the completeness and the accuracy of the information contained in this document (the
"Information"). The Information is selective and does not purport to contain all information the addressee may require. This document should exclusively be viewed together with the oral presentation provided by Merck. The addressees of this document should conduct their own investigation and analysis of Millipore’s and Merck’s business, the proposed transaction and the Information.

         The Information in this document may contain “forward-looking statements”. Forward-looking statements may be identified by words such as
“expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future businesses of Merck KGaA (Merck) and Millipore Corporation (Millipore) resulting from and following the proposed acquisition. These statements are based on the current expectations of Merck and Millipore and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to the fulfillment of certain closing conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces. Merck and Millipore do not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

         This communication may be deemed to be solicitation material in respect of the proposed acquisition of Millipore by Merck.  In connection with the proposed acquisition, Merck and Millipore intend to file relevant materials with the SEC, including Millipore's proxy statement on Schedule 14A.

         INVESTORS AND SECURITYHOLDERS OF MILLIPORE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC,
INCLUDING MILLIPORE'S PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT
INFORMATION ABOUT THE PROPOSED ACQUISITION.

         Investors and security holders will be able to obtain all such documents, when they become available, free of charge through the website maintained by the SEC at www.sec.gov, or by directing a request to Joshua S. Young, Director of Investor Relations for Millipore at +1-978-715-1527.
Such documents are not currently available.

         Merck and certain of its directors and executive officers and other persons, and Millipore and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Millipore common stock in respect of the proposed acquisition.  Information regarding such persons and a description of their interests in the transaction will be contained in the proxy statement when it is filed.

Contents

1

2

3

Transaction highlights

Millipore overview and strategic rationale

Impact on Merck

4

Summary

A compelling investment opportunity to unlock
value in Merck’s chemicals business

Contributes complementary high-margin specialty products with an attractive growth profile

Creates a EUR 2.1bn world class partner for the Life Science sector

Significant scale in high-growth bioscience and bioproduction segments

Comprehensive product offering and cutting-edge technologies for pharma and biopharma customers

Strong global presence and enhanced distribution capabilities

Combined R&D capacity creates powerful innovation platform

Generates significant value for shareholders

Fully in line with Merck's acquisition strategy

Transaction details

USD 107 per share in cash

USD 7.2bn transaction value (EUR 5.3bn)(1)

15.1x 2010E EBITDA

12.5x 2010E EBITDA including steady-state synergies of USD 100m

The transaction will be funded through available cash and term loan

Closing subject to Millipore shareholder approval, antitrust clearance and other customary closing conditions

Closing expected in 2H 2010

Note:   (1) At an exchange rate EUR/USD of 1.36 as of February 26, 2010 and including net debt

Millipore at a glance

Founded in 1954

Headquarter: Billerica, MA

Around 6,000 employees in more than 30 countries

Serving needs of life science researchers and
biopharmaceutical manufacturers in the life science
tools market

Two divisions: bioscience & bioprocess

Customers: pharma, biopharma and academia

Operates 11 manufacturing sites and 10 R&D
centers

2009 USD 1.7bn sales / 2009 USD 341m operating
profit(1) (margin 20.6%)

Sales by Division (FY09)

Sales by Region (FY09)

Asia

20%

Europe

40%

Company Description

56%

Bioprocess

44%

Bioscience

Total: USD 1.7bn

Total: USD 1.7bn

North & Latin America

40%

Note:   (1) Non-GAAP figure as reported by Millipore

Transaction fully in line with Merck’s acquisition
strategy

Capitalizes on Merck‘s strong expertise in
pharma and biopharma sectors

Build on Merck’s in-depth sector
knowledge

Adds well-recognized global brand and doubles
sales of Merck’s chemicals business in the
Americas

Expand geographical reach and
strengthen presence in U.S.

Adds USD 1.7bn sales to Merck’s chemicals
business

Balance Merck’s business portfolio

Millipore’s contribution

Criteria

Cutting-edge technologies for one of the most
innovative industries, Life Sciences

Concentrate on innovative businesses

Strong position in bioscience research and
biopharmaceutical manufacturing

Focus on high-margin specialty
products in growth markets

Contents

1

2

3

Transaction highlights

Millipore overview and strategic rationale

Impact on Merck

4

Summary

Products, technologies and services to improve
laboratory productivity and work flows for life science
research:

Reagents, kits, antibodies

Molecular biology tools for purifying, preparing, or
screening biological samples

Filtration devices, customized antibodies, kits, etc.

Lab water solutions

Advanced instruments

Millipore business overview

Bioprocess Sales (FY09)

Bioscience Sales (FY09)

Life Science

59%

Lab Water

41%

Process Monitoring

20%

Upstream

Downstream

71%

Bioprocess Division

Products for pharma and biotech companies to
develop and optimize manufacturing processes and
ensure drug quality:

Cell culture media supplements

Chromatography media

Broad range of filtration consumables and devices

Process monitoring tools

Bioscience Division

Total: USD 926m

Total: USD 729m

Consistently strong
revenue growth

Strong growth in
operating profit

Attractive operating
margins

Millipore: consistent track record of profitable growth

3.3%

4.6%

22.0%

26.7%

12.2%

10.0%

Total

(2.7%)

3.6%

5.0%

0.3%

0.3%

5.0%

Currency

1.0%

0.0%

11.0%

17.8%

1.7%

0.0%

Acquisition

Growth

Organic

5.0%

10.2%

8.6%

6.0%

1.0%

5.0%

Reported Sales (USDm)

883

991

1,255

1,532

1,602

1,654

2004

2005

2006

2007

2008

2009

2005

  16.8%                  18.1%                    18.7%             20.3%              19.8%              20.6%

Margin

149

179

235

311

317

341

2004

2006

2007

2008

2009

Operating Profit(1) (USDm)

Note:   (1) Non-GAAP figure as reported by Millipore

EUR 0.9bn (2)
EUR 1.1bn
Performance & Life Science Chemicals

Merck Millipore

Pro-forma FY09 Sales

EUR 2.1bn

Transforming Merck’s chemicals business

MILLIPORE

Total FY09 Sales: EUR 1.2bn

MERCK CHEMICALS

Total FY09 Sales: EUR 1.9bn(1)

Bioscience

Bioprocess

Laboratory

Business

Life Science

Solutions

Pigments

Liquid

Crystals

EUR
1.2bn

Performance Chemicals

Pro-forma FY09 Sales:

EUR 1.1bn

Note:   (1) Figures do not add up due to rounding

            (2) Relevant Merck business for Merck Millipore

            Exchange Rate EUR/USD: 1.39 for Millipore’s figures

Scale in high-growth market segments

2-6%

6-10%

4-8%

Note:   (1) Exchange Rate EUR/USD: 1.39 for Millipore’s figures

              (2) Research reports

              (3) Figures do not add up due to rounding

Research Customers

Production Customers

Bioscience customers: Critical mass,
broad product portfolio and strong
specialized sales force

Lab customers: High-quality chemicals
and water purification technologies for
laboratories in industry and academia

Pharma & biotech production:
Complementary product offering
for pharma and biotech customers

667

453

214

386

77

310

667

345

1,012

FY09 sales in EURm(1)

Lab

Business

Bioscience

Pharma &

Biotech

Production

Millipore

Merck

(3)

Beyond Chemicals – Covering the entire value
chain for biopharma and pharma customers

Biopharma Value Chain
Creating an integrated solutions offering to biopharma customers

Biodiscovery

Upstream-
Processing

Downstream-
Processing

Formulation

Pharma Value Chain
Enhancing Merck‘s strong product offering to pharma customers

Pharma
Research

Formulation

Synthesis

Purification

Pharma raw materials

Services

Advanced lab
instruments &
consumables

Disposable
manufacturing
solutions

Chromatography
media

Bioscience kits and
reagents

Process monitoring
tools

Merck Millipore

Millipore

Merck

Strong global market presence

Sales by region in EURm(1) for FY09

Enhanced presence in U.S.
market

Adds scale to sales and
marketing

Stronger partner to global
customers

Critical mass in India and
China

737

475

262

Americas

897

418

479

Europe

Asia Pacific

431

195

236

Millipore

Merck

Note:   (1) Exchange Rate EUR/USD: 1.39 for Millipore’s figures

Enhanced distribution capabilities

Combined bioscience business to benefit from Millipore’s
strong e-commerce platform

Drives sales and profitability

Enhances operational efficiency and simplifies processes

Larger sales force leads to greater customer proximity

Strengthened specialty sales force

More efficient joint product development process for customers and Merck Millipore

Increased scale allows higher direct sales to customers

Combined R&D capacity creates powerful
innovation platform

Pro forma annual R&D budget of
EUR 123m focused on products for
pharma and biotech customers

Increased scale helps to improve
return on investment in new
technologies and diversifies risk

Leveraging existing biopharma
competence

Partner of choice for strategic
collaborations and licensing
relationships

Note:    (1) All figures are based on FY09 except Lonza (FY08)

            (2) Relevant Merck business for Merck Millipore

            Exchange Rate EUR/USD: 1.390

            Exchange Rate EUR/CHF: 1.587

R&D expenses (EURm and % sales)

41

45

69

78

82

123

177

240

4.7%

2.9%

3.7%

10.7%

6.9%

5.9%

10.1%

2.4%

Merck(2)

Sigma Aldrich

Lonza(1)

Qiagen

Millipore

Merck Millipore

Thermo Fisher

Scientific

Life Technologies

Contents

1

2

3

Transaction highlights

Millipore overview and strategic rationale

Impact on Merck

4

Summary

Pro forma impact on Merck – 2009

Merck

Millipore(1)

Steady-
State
Synergies

New
Merck
Group

Product Sales

7.7

1.2

8.9

EBITDA

1.7

0.3

0.1

2.0(2)

    Margin

21%

25%

23%

Core EPS

4.44

2.88

4.87

Accretion

10%

EURbn, except per share data

Note:   (1) Exchange rate EUR/USD: 1.39

            (2) Figures do not add up due to rounding

            (3) Including those Life Science Solutions businesses that will not be part of Merck Millipore

Significant value creation for shareholders

New Merck Group Sales in % (FY09)

12%

Pharma

65%

23%

Merck Millipore

Liquid Crystals, Pigments(3)

Total: EUR 8.9bn

Details on financing

Acquisition will be funded through available cash and a term loan provided by Bank of America Merrill Lynch, BNP Paribas
and Commerzbank Aktiengesellschaft

Merck plans to replace part of the facility through the issuance of bonds.

Merck is committed to retaining a solid investment-grade
rating.

Successful integration built on experience

Intention to retain the senior management team

Merck to build on successful acquisition and integration track record

Merck to apply “best of both worlds” integration approach across all operating business functions, similar to strategy used in successful
Serono transaction

Seamless integration from customers’ point of view

Merck intends to retain Millipore’s existing headquarters in Billerica and combine it with Merck’s existing U.S. chemicals headquarters

The well-recognized Millipore brand will be maintained

Proven commitment to Billerica and the region with significant investment in last years

Contents

1

2

3

Transaction highlights

Millipore overview and strategic rationale

Impact on Merck

4

Summary

Illustrative process for share exchange

Merck and Millipore execute Share Exchange
Agreement

Preparatory actions for Millipore’s special meeting

Special meeting approving Share Exchange
(2/3 of all shareholders)

Closing after fulfillment of closing conditions such
as shareholder approval and regulatory clearance

Execution

~ 80
Days

2H 2010

A compelling investment opportunity to unlock
value in Merck Chemicals

Contributes complementary high-margin specialty products
with an attractive growth profile

Creates a EUR 2.1 bn world class partner for the Life
Science sector

Generates significant value for shareholders

Fully in line with Merck’s acquisition criteria